Exhibit 5

Avant Building | Suite 900 | 200 Delaware Avenue | Buffalo, NY 14202-2107

Tel: 716.856.0600 | Fax: 716.856.0432

November 15, 2011

Parkway Properties, Inc.

One Jackson Place, Suite 1000

188 East Capitol Street

Jackson, MS 39201

Ladies and Gentlemen:

We have acted as counsel to Parkway Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the Company’s issuance of up to 1,800,000 shares of common stock, par value $0.001 per share of the Company (the “Shares”) to certain holders of common units (the “common units”) of limited partnership interests in Parkway Properties LP (“PPLP”), a Delaware limited partnership. The Company’s indirect, controlled subsidiary is the general partner of PPLP. Pursuant to the Partnership Agreement for PPLP, the Company may elect to deliver Shares to common unit holders who wish to have their common units redeemed. This opinion is being provided at your request in connection with the filing of the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Articles of Incorporation, as amended, of the Company; (ii) Bylaws, as amended, of the Company; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

Parkway Properties, Inc.

November 15, 2011

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Jaeckle Fleischmann & Mugel, LLP